EXHIBIT 8.01

ICOS Vision Systems Corporation NV

Subsidiaries

ICOS Vision Systems Corporation NV

Headquarters

Research Park Haasrode, Zone 1

Esperantolaan 8

3001 Heverlee, Belgium

Tel.: (+32).16.39.82.20.

Fax.: (+32).16.40.00.67.

Subsidiaries

ICOS Vision Systems NV	ICOS Vision Systems Pte. Ltd.
Research Park Haasrode, Zone 1	Tech Place II, Block 5002 #02-12
Esperantolaan 8	Ang Mo Kio Avenue 5
3001 Heverlee, Belgium	Singapore 569871
Tel.: (+32).16.39.82.20.	Tel.: (+65).6484.54.10.
Fax.: (+32).16.40.00.67.	Fax.: (+65).6484.54.13.

ICOS Vision Systems Inc.	ICOS Vision Systems GmbH
2000 Wyatt Drive – Suite 13	Bajuwarenring 21
Santa Clara, CA 95054	82041 Oberhaching
U.S.A.	Munich, Germany
Tel.: (+1).408.567.95.11.	Tel.: (+49).89.613.75.90.
Fax.: (+1).408.567.95.12.	Fax.: (+49).89.625.28.25.

ICOS Vision Systems Ltd.	ICOS Vision Systems Limited
13F, Yokohama Nishiguchi KN Bldg.,	2nd Floor, Prosperity Centre
2-8-4 Kitasaiwai,	77-81 Container Port Road
Nishi-ku, Yokohama, 220-0004	Kwai Chung, New Territories
Japan	Hong Kong
Tel.: (+81).45.316.01.23.	Tel.: (+852).2793.13.39.
Fax.: (+81).45.316.01.43.	Fax.: (+852).2950.91.57.

ICOS Vision Systems Korea Co. Ltd.	ICOS Vision Systems (Shenzhen) Co. Ltd.
Room 501-1, Deokin Boulevard # 537-2	2F & 3F, Block 2
Yatap-dong, Bundang-gu	King Wing Tat Technology Ind. Park
Seongnam-si, Kyeonggi-do	Gangtou, Bantian, Buji
South Korea	Shenzhen 518129, China
Tel.: (+82).31.703.93.94	Tel.: (+86).755.8974.7468.
Fax.: (+82).31.703.88.81	Fax.: (+86).755.8974.7438.